Exhibit 99.2

(Furnished herewith)

DEERE & COMPANY

OTHER FINANCIAL INFORMATION

The company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

	Equipment		Production &		Small Ag		Construction
For the Six Months Ended	Operations		Precision Ag		& Turf		& Forestry
	Apr 30	May 1	Apr 30	May 1	Apr 30	May 1	Apr 30	May 1
Dollars in millions	2023	2022	2023	2022	2023	2022	2023	2022
Net Sales	$27,481	$20,565	$13,021	$8,473	$7,146	$6,201	$7,314	$5,891
Average Identifiable Assets
With Inventories at LIFO	$21,303	$18,846	$9,317	$7,933	$4,774	$4,296	$7,212	$6,617
With Inventories at Standard Cost	23,358	20,449	10,388	8,736	5,321	4,758	7,649	6,955
Operating Profit	$6,137	$3,329	$3,378	$1,353	$1,296	$891	$1,463	$1,085
Percent of Net Sales	22.3%	16.2%	25.9%	16.0%	18.1%	14.4%	20.0%	18.4%
Operating Return on Assets
With Inventories at LIFO	28.8%	17.7%	36.3%	17.1%	27.1%	20.7%	20.3%	16.4%
With Inventories at Standard Cost	26.3%	16.3%	32.5%	15.5%	24.4%	18.7%	19.1%	15.6%
SVA Cost of Assets	$(1,401)	$(1,227)	$(623)	$(525)	$(319)	$(285)	$(459)	$(417)
SVA	4,736	2,102	2,755	828	977	606	1,004	668

	Financial
For the Six Months Ended	Services
	Apr 30	May 1
Dollars in millions	2023	2022
Net Income Attributable to Deere & Company	$212	$439
Average Equity	6,180	5,683
Return on Equity	3.4%	7.7%
Operating Profit	$279	$577
Cost of Equity	(415)	(377)
SVA	(136)	200

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